Exhibit 99.1

CONTACT:	For Immediate Release

Wolfe Axelrod Weinberger Associates, LLC

Stephen D. Axelrod, CFA/Don Weinberger

(212) 370-4500, (212) 370-4505 fax

DANDRIT BIOTECH USA INC. ANNOUNCES THE PURCHASE OF

ONCOSYNERGY, INC.

April 5, 2016. New York, USA. DanDrit Biotech USA Inc. (OTCQB: DDRT) today announced that it has entered into an agreement to acquire privately-held OncoSynergy, Inc. Based in San Francisco, OncoSynergy develops novel oncology drug candidates including the first-in-class FDA orphan drug designated anti-CD29 monoclonal antibody, OS2966. The acquisition is subject to certain conditions, among others the approval from DDRT’s shareholders.

The acquisition of OncoSynergy is an asset purchase agreement. The purchase price for the assets is at closing 50% of the fully diluted share capital of DanDrit, including any additional shares that may be issued to the Parties for any additional equity provided prior to Closing. Included in the broad scope of assets purchased are, notably, several platform drugs developed at world-class institutions, including those by OncoSynergy’s founders at the University of California, San Francisco, as well as the synthetic small molecule invented by Drs. Nicolas Winssinger and Martin Karplus, 2013 Nobel Prize Laureate, while working at the University of Strasbourg.

In addition, certain of the respective stockholders of the parties have agreed to provide an equity injection of US$ 3 Million each while each party’s funding obligation is reduced by the equity injection already contributed by that party since November 1, 2015, until the closing.

Upon the closing of the acquisition, OncoSynergy employees will be integrated into DanDrit Biotech USA Inc. OncoSynergy co-founder and CEO, Shawn Carbonell, MD, PhD will become Chief Science Officer and Anne-Marie Carbonell, MD will assume the role of Chief Medical Officer. DanDrit intends on moving global operations to San Francisco and adopting a new global name – OncoSynergy – upon shareholder approval.

Dr. Eric Leire, CEO, DanDrit Biotech USA noted: “We look forward to completing this transaction and building upon the progress that our colleagues at OncoSynergy have achieved in creating a portfolio of innovative oncology technologies. We believe the acquisition of OncoSynergy adds significant value through its R&D strengths and will advance both companies’ clinical programs.”

Dr. Shawn Carbonell, CEO of OncoSynergy said: “OncoSynergy’s Resistance Mechanism Inhibitors enable potential synergies with modern immuno-oncology approaches, including DanDrit’s MCV program. Therefore, we believe this transaction is a major step towards our mutual goal of producing durable outcomes in oncology and will enable us to accelerate the clinical development of our drug candidates globally together with our international collaborators.”

About DanDrit

DanDrit is a biotechnology company focusing on VIVA, a Phase III clinical trial for our lead candidate MCV. MCV is an adjuvant immunotherapy that is designed to prevent colon cancer recurrence after standard of care surgery and chemotherapy. MCV, a dendritic cell cancer vaccine, can be used in several solid tumors either as a standalone adjuvant therapy or in combination with checkpoint inhibitors. Our expertise in producing dendritic cells from a patient’s blood is combined with conventional production methods with a goal of making new and advanced vaccines for cancer patients.

Visit us at our website: www.dandrit.com.

About OncoSynergy

The vision of OncoSynergy, a UCSF spin-out, is to radically improve outcomes for patients with unmet need in oncology with Resistance Mechanism Inhibitors (RMIs). This new class of therapeutics simultaneously targets multiple hallmarks of cancer progression and have demonstrated dramatic preclinical efficacy as monotherapy and in strategic combinations. OS2966 is our first-in-class lead platform drug program targeted against CD29 with FDA Orphan Drug Designations in the treatment of glioblastoma and ovarian cancer. A phase I clinical trial is anticipated in 2017.

Visit us on our website: www.oncosynergy.com